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                                                                       EXHIBIT 5

                                 August 10, 2004

Exabyte Corporation
2108 55th Street
Boulder, CO  80301

         Re: Amendment No. 1 to REGISTRATION STATEMENT ON FORM S-1 OF EXABYTE CORPORATION, FILE NO. 333-116586

Ladies and Gentlemen:

      You have requested our opinion with respect to certain matters in connection with the filing by Exabyte Corporation (the "Company") of Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-116586 (the "Registration Statement"), with the Securities and Exchange Commission covering the registration of the resale of 67,379, 426 shares of common stock which consist of the following:

      (i) shares issuable upon conversion of shares of the Company's Series AA convertible preferred stock, $.001 par value (the "Series AA Conversion Shares");

      (ii) shares issuable as a dividend on the Series AA preferred stock (the "Series AA Dividend Shares"); and

      (iii) shares issuable upon the exercise of warrants (the "Warrant Shares"), which warrants were issued under the stock purchase agreement dated April 30, 2004 for the sale of certain Series AA preferred stock of the Company and as compensation to a private placement agent for the sale of Series AA preferred stock under such stock purchase agreement (the "Warrants").

      In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

      On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

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Exabyte Corporation
August 10, 2004
Page 2

            (1) the Series AA Conversion Shares have been duly and validly authorized for issuance upon conversion of the Series AA preferred stock in accordance with the terms of the Certificate of Designation of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series AA Convertible Preferred Stock of Exabyte Corporation, as filed with the Secretary of State of Delaware (the "Series AA Certificate of Designation") and, when so issued, will be validly issued, fully paid and nonassessable;

            (2) the Series AA Dividend Shares have been duly and validly authorized for issuance when, as and if declared by the Board of Directors of the Company as a dividend upon shares the Series AA preferred stock in accordance with the terms of the Series AA Certificate of Designation; and, when declared as a dividend in compliance with the limitations of Delaware General Corporation Law on dividends and when so issued, the Series A Dividend Shares will be validly issued, fully paid and nonassessable;

            (3) the Warrant Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable; and

            (4) the above-mentioned 67,379,426 shares of common stock issuable as Series AA Conversion Shares, Series AA Dividend Shares and Warrant Shares have duly and validly authorized for issuance and, when issued as stated in the foregoing opinions, will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                   /s/ Holland & Hart LLP

                                   Holland & Hart LLP